Exhibit 3.1a

INNKEEPERS USA TRUST

AMENDMENT OF DECLARATION OF TRUST

THIS IS TO CERTIFY THAT:

FIRST: The Amended and Restated Declaration of Trust, as amended (the “Declaration of Trust”), of Innkeepers USA Trust, a Maryland real estate investment trust (the “Company”), is hereby amended by deleting Article XII in its entirety and substituting therefor as follows:

XII. [INTENTIONALLY DELETED]

SECOND: The foregoing amendment to the Declaration of Trust of the Company has been duly approved by the shareholders of the Company by at least a majority vote of all votes entitled to be cast as required by the Declaration of Trust.

THIRD: The undersigned acknowledges that this amendment to be the trust act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this amendment to be signed in its name and on its behalf by its undersigned President and Chief Executive Officer and attested to by its Secretary on this     th day of May, 2006.

INNKEEPERS USA TRUST

/s/ Jeffrey H. Fisher
Jeffrey H. Fisher
Chief Executive Officer and President

/s/ Mark A. Murphy
Mark A. Murphy
Secretary